Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (this “Agreement”) is made between GrowGeneration Corp., a Colorado corporation (“Company”), and Jeffrey Lasher, a Colorado resident (“Employee”) (each a “party” and together the “parties”):

WHEREAS, Employee is employed by Company pursuant to that certain Employment Contract between Company and Employee, dated March 21, 2021 (the “Employment Agreement”);

WHEREAS, Employee wishes to resign from employment with Company effective as of August 12, 2022 (the “Separation Date”); and

WHEREAS, notwithstanding anything to the contrary contained in the Employment Agreement, the parties wish to ensure an amicable separation and to provide for the covenants and releases set forth in this Agreement.

NOW, THEREFORE, the parties agree as follows:

1. Separation Benefits. Subject to Section 3, Company will pay Employee separation pay in the gross amount of $253,513.32, less withholding for taxes required by applicable law, which amount is equal to the sum of (i) six months’ salary of $177,750.00, (ii) six months’ annual bonus of $71,100, and (iii) six months’ benefits contributions by Company of $4,663.32. Separation pay will be paid in equal installments on Company’s regular paydays over a period of six months commencing on or after the 8th calendar day after the Separation Date (i.e. after expiration of the revocation period in accordance with Section 5). Separation pay will not be subject to voluntary employee deferral or employer matching contributions pursuant to any employee benefit, compensation, or retirement plan. In addition, subject to Section 3, Company will issue Employee 10,000 shares as of October 12, 2022, and 20,000 shares on December 15, 2022, subject to withholding for taxes required by applicable law. Employee hereby directs Company to satisfy required tax withholding by reducing the number of shares issued pursuant to the preceding sentence by a number of shares with a value equal to the tax withholding for the total shares issuable. For the avoidance of doubt, the separation pay and shares provided for in this Section 1 are in addition to final pay of salary and vacation time accrued through the Separation Date.

2. Employee Release.

(a) Release in Full of All Claims. In exchange for the covenants of Company set forth in this Agreement, including the separation pay set forth in Section 1, Employee, for himself and his heirs, assigns, and personal representatives, fully and completely releases Company and its subsidiaries and affiliated entities and all predecessors and successors thereto, and all benefit plans thereof, and all of their respective direct and indirect shareholders, members, partners, directors, officers, managers, employees, attorneys, administrators and agents (the “Company Releasees”) from any and all claims or causes of action that Employee may have against any Company Releasee, known or unknown, including claims or causes of action that relate in any way to Employee’s employment with Company or the termination thereof, from the beginning of time through the date Employee signs this Agreement (the “Employee Released Claims”), including: (a) laws prohibiting discrimination (including harassment and retaliation) in employment, such as the Age Discrimination in Employment Act (“ADEA”), the Civil Rights Act, the Americans With Disabilities Act, the Occupational Safety and Health Act, the Sarbanes Oxley Act, and the Colorado Anti-Discrimination Act; (b) laws regarding wages and hours, such as the Fair Labor Standards Act and the Colorado Wage Claim Act; (c) other employment laws, such as the Family and Medical Leave Act and the Employee Retirement Income Security Act; (d) laws regarding taxation of wages, bonuses, equity awards, and other compensation, including any obligation to pay or withhold any tax; (e) laws regarding securities, including the registration, offer, sale, or transfer of securities and any public reporting or other filings or submissions in respect of securities or the issuer thereof; (f) unpaid compensation or reimbursement, including salary, bonus, equity awards, accrued leave or time off, and travel and other business expenses; and (g) any common law theory, including but not limited to breach of contract (expressed or implied), promissory estoppel, wrongful discharge, outrageous conduct, defamation, fraud or misrepresentation, tortious interference, invasion of privacy, negligent hiring or supervision, or any other claims based in contract, tort or equity.

Employee acknowledges and agrees that Employee is releasing both known and unknown claims and waives the benefit of any statute purporting to prevent Employee from releasing unknown claims, including but not limited to the protection of Cal. Civ. Code Section 1542 (and any similar law), which states: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

(b) Excluded Claims: Notwithstanding Section 2(a), the Employee Released Claims do not include claims for breach of this Agreement, claims that arise after Employee signs this Agreement, claims for vested pension benefits, claims for workers’ compensation benefits or unemployment compensation benefits, and any other claims that cannot by law be released by private agreement. In addition, this release does not prevent Employee from filing: (i) a lawsuit to challenge the effectiveness of a release of claims of age discrimination under the ADEA; or (ii) a charge with a governmental authority, including but not limited to the U.S. Equal Employment Opportunity Commission (“EEOC”) and the U.S. Securities and Exchange Commission (“SEC”), but Employee is waiving his/her right to recover any monetary or injunctive relief pursuant to any such charge (except that this Agreement does not prevent Employee from receiving a bounty or similar award from or by the SEC or other governmental agency for providing information).

3. Company Release.

(a) Release in Full of All Claims. In exchange for the covenants of Employee set forth in this Agreement, including Section 4, the Company, for itself and its subsidiaries and affiliated entities and all predecessors and successors thereto, fully and completely releases Employee and his heirs, assigns, and personal representatives (the “Employee Releasees”) from any and all claims or causes of action that the Company may have against any Employee Releasee, known or unknown, including claims or causes of action that relate in any way to Employee’s employment with the Company or the termination thereof, from the beginning of time through the date the Company signs this Agreement (the “Company Released Claims”).

(b) Excluded Claims: Notwithstanding Section 3(a), the Company Released Claims do not include claims for breach of this Agreement, claims that arise after Company signs this Agreement, and any other claims that cannot by law be released by private agreement.

4. Conditions. As a condition to receiving and retaining the separation payments provided in Section 1, Employee shall comply with the following:

(a) Execution and Return of Agreement. Employee shall sign this Agreement and return the signed original of the Agreement to Company within 21 calendar days after the Separation Date and shall not revoke it.

(b) Property. Employee shall return all Company property in Employee’s possession, custody or control not later than the 1st business day following the Separation Date, including but not limited to all motor vehicles, computer hardware, office equipment, telephones, credit cards, keys, card keys, and the originals and all copies of all documents, files, computer software and electronic data of any kind; provided, however, that Employee may retain copies of documents solely to the extent such documents reflect his/her compensation and benefits from Company in addition to a MacBook Pro purchased by Employee directly during his tenure, whether reimbursed by Company or not.

(c) Transition Assistance. Employee shall cooperate fully and use best efforts to promptly transition to other Company personnel, as directed by Company, all of Employee’s records, work-in-process, access credentials and other items, whether tangible or intangible, written or in memory, to the extent necessary or appropriate to transition performance of Employee’s duties to other Company personnel, and shall otherwise cooperate with Company in connection with matters arising out of Employee’s service to Company; provided that such cooperation does not unreasonably interfere with Employee’s other business activities; provided, further, that if Employee is required to incur material out-of-pocket expense in connection with such cooperation, Company shall, at Employee’s election, either (i) pay such expense in advance or (ii) promptly reimburse Employee for such expense following Employee’s written request and submission of a receipt or other appropriate evidence of such expense having been incurred by Employee.

(d) Compliance with Covenants. Employee shall comply with all of Employee’s obligations (to the extent such obligations survive Employee’s termination of employment with Company) under that certain Employee Covenant Agreement, dated February 15, 2022, between Employee and Company, including without limitation Employee’s obligations of confidentiality, non-competition, and non-solicitation.

(e) Employee shall provide consulting services to Company, the members of the Board of Directors, and to third party service providers contracted by Company for one year following the Separation Date. The included consulting time shall not exceed 10 hours in any given week. Such consulting services will not be subject to cash consideration and shall be available to Company during normal business hours Monday through Friday during the period. Consulting services over the 10 hours per week shall be billed to and paid by Company at the rate of $325 per hour. Any travel or business expenses required by the company shall be fully reimbursed to the Employee.

(f) Employee agrees not to cooperate or engage with potential activist investors, takeover attempts or board proxy proposals or similar activity.

(g) The Company agrees to communicate with Spencer Stuart regarding restrictions with respect to engagement for potential recruiting and placement.

5. Acknowledgements. By signing this Agreement, Employee acknowledges and agrees that: (a) the consideration described in Section 1 and Section 3 is consideration to which Employee would not otherwise be entitled, but for the signing of this Agreement; (b) Employee has been advised to consult with legal counsel about this Agreement and has been given an opportunity to do so; (c) Employee is not relying on any promises or representations of any kind, except those set forth in this Agreement; and (d) Effective as of the Separation Date, Employee hereby resigns from any and all positions Employee holds with the Protected Parties, whether as a director, officer, or otherwise, including as Chief Financial Officer.

6. Revocation. Employee may revoke this Agreement by delivering written notice of revocation to Company by email, personal delivery, or U.S. Mail addressed to Stephen Kozey, VP of Legal, not later than the seventh day following Employee’s signing of this Agreement, and this Agreement shall not become effective until the seven-day revocation period has expired without revocation by Employee. For the avoidance of doubt, no such revocation shall be deemed to affect Employee’s resignation from any and all positions Employee holds with the Protected Parties, whether as a director, officer, or otherwise, including as Chief Financial Officer, or Employee’s obligations outside this Agreement, including pursuant to law or other agreement.

7. Invalidity of Release. If any provision of Section 2 is held to be invalid or unenforceable and Employee is permitted to and does assert any Employee Released Claim against a Company Releasee, Company shall be entitled to an immediate refund of all payments made pursuant to Section 1, in addition to any other remedy available to Company under law or equity; provided, however, that this provision shall not apply to a claim of age discrimination under the ADEA unless ordered by a court of law.

8. Severability. If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall be unaffected and shall continue in full force and effect.

9. No Admission. The parties agree that this Agreement is not an admission, and shall not be construed as an admission, by either party of any violation of law or other wrongdoing of any kind.

10. Controlling Law. This Agreement shall be governed by the laws of the State of Colorado and applicable federal law, without regard to any state’s principles regarding conflict of laws.

11. Dispute Resolution.

(a) Mandatory Arbitration. Except as provided in Section 11(b), (a) any dispute or claim arising out of or relating to this Agreement or Employee’s employment with Company (“Covered Claim”) shall be resolved solely and exclusively by binding arbitration in Denver, Colorado (the “Arbitration Venue”), before a single arbitrator administered by the American Arbitration Association (“AAA”) in accordance with AAA’s then-current rules of employment arbitration, current copies of which are found at www.adr.org, and (b) neither Employee nor Company shall have the right to pursue any Covered Claim in court. Both Employee and Company hereby irrevocably waive their right to have any Covered Claim heard by a judge or jury. This Section 11 applies to Covered Claims that arose prior to the execution of this Agreement, as well as Covered Claims that arise after execution of this Agreement.

(b) Proceedings in Aid of Arbitration. Notwithstanding the foregoing, either party may file suit in a federal or state court in or for the Arbitration Venue, to (i) compel arbitration pursuant to this Agreement and/or (ii) obtain temporary and/or preliminary injunctive relief (without posting a bond or other security) to prevent irreparable harm pending arbitration. The parties hereby irrevocably submit to the jurisdiction of such courts for such purpose and irrevocably waive any right that they may have to object to proceeding in such courts, including but not limited to objections based on lack of personal jurisdiction, improper venue, or inconvenience of the forum. In addition, this Section 11 does not apply to claims primarily related to workers’ compensation, ERISA, sexual harassment or sexual assault.

(c) Nature of Proceedings. The arbitration shall be governed by the Federal Arbitration Act. The arbitration shall be conducted exclusively on an individual basis and not as part of any class, collective, or private attorney general representative proceeding, and Employee hereby irrevocably waives the right to assert any Covered Claim on a class, collective or private attorney general representative basis. Notwithstanding the foregoing, Employee shall not be required to arbitrate a private attorney general representative proceeding if applicable state law prohibits arbitration of such proceedings. All proceedings shall be confidential, and the Arbitrator shall, upon the request of either party, (i) issue a protective order, in a form consistent with protective orders routinely issued in civil cases by the United States District Court for the Arbitration Venue, requiring the confidential treatment of documents and information produced by the parties in connection with the arbitration proceedings, and (ii) exclude from each arbitration proceeding all persons except those determined by the arbitrator to be necessary to such proceeding. The decision or award rendered by the arbitrator shall be final and binding upon the parties, and judgment may be entered upon it in accordance with applicable law in a court of competent jurisdiction.

(d) Arbitrability. All questions regarding the arbitrability of any claim, whether procedural or substantive in nature, shall be resolved exclusively by the arbitrator and not by a court. If either party asserts both arbitrable and non-arbitrable claims against the other party, the arbitrable claims shall be heard exclusively by the arbitrator as provided herein. If any arbitrable claim is factually intertwined with a non-arbitrable claim, litigation of the non-arbitrable claim shall be stayed by the parties pending arbitration of the arbitrable claim.

(e) Arbitration Fees. Employee and Company shall each pay one-half of the fees and costs charged by AAA and the arbitrator for the arbitration proceeding; provided, however, that, unless the arbitrator orders otherwise, Employee shall not be required to pay more than the fees that the Employee would have been required to pay to a state court in Employee’s state of residence if Employee’s claims had been brought in such court.

(f) Attorney Fees. In the event of a breach or threatened breach of this Agreement, the non-breaching party shall be entitled to recover such party’s attorney fees incurred as a result of such breach or threatened breach.

12. Code Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), or an exemption thereto, and payments may only be made under this Agreement upon an event and in a manner permitted by Section 409A or an exception thereto.  Accordingly, this Agreement shall be interpreted in a manner consistent with the requirements of Section 409A to the extent applicable.  Any payments under this Agreement that may be excluded from Section 409A either as a short-term deferral or as separation pay due to an involuntary separation from service shall be excluded from Section 409A to the maximum extent possible. All separation payments to be made upon the termination of employment hereunder may only be made upon a “separation from service” within the meaning of Section 409A.  Each amount to be paid or benefit provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A. Notwithstanding any other provision in this Agreement or in any other document, Company shall not be responsible for the payment of any applicable taxes incurred by Employee pursuant to this Agreement, under Section 409A or otherwise.  Company makes no representation that any or all of the payments and benefits described in this Agreement will be exempt from or comply with Section 409A.

13. Miscellaneous. This Agreement is the entire agreement between the parties regarding Employee’s separation from employment with Company, and it supersedes all prior discussion, negotiations, representations or agreements, whether oral or written, with respect to such subject matter. This Agreement shall be enforceable by Company and its successors and assigns and shall be binding against Employee and Employee’s heirs, beneficiaries and legal representatives. Company may assign this Agreement to any parent, subsidiary or affiliated company or successor in interest. Employee may not assign this Agreement. This Agreement may not be modified or amended, nor may any term or provision hereof be waived or discharged, except in a writing signed by both parties. This Agreement may be executed in counterparts, including counterparts transmitted by fax or in PDF form via email, all of which together shall constitute one fully-executed agreement.

EMPLOYEE:		COMPANY:

GROWGENERATION CORP.

/s/ Jeffrey Lasher		By:	/s/ Darren Lampert
Jeffrey Lasher			Darren Lampert, CEO

Date:	8/11/2022	Date:	8/11/2022